EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DigitalFX International, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 3,532,359 shares of common stock of DigitalFX International, Inc. and Subsidiaries, of our report dated March 17, 2008, relating to the financial statements of DigitalFX International, Inc. as of December 31, 2007 and 2006 (which report expresses an unqualified opinion) which appear in the Company’s report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2008.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accounts

Los Angeles, California
February 12, 2009